Exhibit 99.1

For Immediate Release
Contact:	Jerry Daly, Carol McCune	Peter Willis
	Daly Gray Public Relation	Chief Investment Officer
	(Media)	(Acquisitions)
	jerry@dalygray.com	pwillis@cl-trust.com
	(703) 435-6293	(561) 227-1387
Chatham Lodging Trust Acquires Six Hotels from RLJ Development for $73.5 Million
     PALM BEACH, Fla., April 26, 2010—Chatham Lodging Trust (NYSE: CLDT ) today announced that it has acquired in an all-cash transaction six Homewood Suites by Hilton® hotels from RLJ Development, LLC for $73.5 million, or approximately $90,406 per suite. The six hotels are the first properties to be acquired by Chatham since it completed its initial public offering on April 21, 2010. The hotels will continue to be managed by Hilton Worldwide.
     “These hotels are typical of the type of properties we seek to acquire—upscale extended-stay hotels and premium-branded select-service properties that are located in major markets with high barriers to entry near strong demand generators for both business and leisure guests,” said Jeffrey H. Fisher, Chatham chief executive officer. “We intend to invest approximately $11 million over the next two years at these hotels to upgrade guest rooms and common areas to enhance the guest experience and to meet brand requirements.”
     The six hotels are:
•	Homewood Suites by Hilton® Boston – Billerica/Bedford/Burlington; Billerica, Mass.; 147 suites.
•	Homewood Suites by Hilton® Hartford – Farmington; Farmington, Conn.; 121 suites.
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Chatham Lodging Trust

•	Homewood Suites by Hilton® Minneapolis – Mall of America; Bloomington, Minn., 144 suites.
•	Homewood Suites by Hilton® Dallas – Market Center; Dallas, Texas; 137 suites.
•	Homewood Suites by Hilton® Orlando – Maitland; Maitland, Fla.; 143 suites.
•	Homewood Suites by Hilton®Nashville – Brentwood; Brentwood, Tenn.; 121 suites.
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select service hotels. The company currently owns six hotels with an aggregate of 813 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.